Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

The Board of Directors

APA Corporation

Houston, TX 77056-4400

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 3, 2024, to the Board of Directors of APA Corporation (“APA”), as Annex B to, and reference to such opinion letter under the headings “Summary—Opinion of Citi, APA’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the APA Board and Its Reasons for the Merger” and “The Merger—Opinion of Citi, APA’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving APA and Callon Petroleum Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of APA (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

January 31, 2024